Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 29, 2014 on the consolidated financial statements of ImmuMetrix, Inc. (formerly ImmuMetrix, LLC) in the Registration Statement on Form S-1 and related Prospectus of CareDx, Inc. dated June 25, 2014 for the registration of shares of its common stock.

/s/ Frank, Rimerman & Co. LLP

Palo Alto, California

June 25, 2014